FIRST SUPPLEMENTAL INDENTURE

       FIRST SUPPLEMENTAL INDENTURE, dated as of August 29, 2000 (the "First Supplemental Indenture"), by and between SHONEY'S, INC., a corporation duly organized and existing under the laws of the State of Tennessee (the "Corporation"), and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the "Trustee"), as successor trustee to Sovran Bank/Central South (the "Original Trustee")

                        W I T N E S S E T H:

       WHEREAS, the Corporation and the Original Trustee executed that certain Indenture dated as of April 1, 1989 (the "Existing Indenture"), providing for the issuance of certain Liquid Yield Option Notes in the principal amount of up to Two Hundred One Million, Two Hundred Fifty Thousand and 00/100 Dollars ($201,250,000), which are designated the Corporation's Liquid Yield Option Notes Due 2004 (Zero Coupon - Subordinated) (the "Securities"), of which an aggregate principal amount of One Hundred Seventy-Seven Million, Three Hundred Fifty-Eight Thousand and 00/100 Dollars ($177,358,000) are currently issued and outstanding;

       WHEREAS, The Bank of New York has succeeded to the Original Trustee as trustee under the Existing Indenture;

       WHEREAS, the Corporation is offering to purchase for cash, on the terms and subject to the conditions set forth in the Purchase Offer and Consent Solicitation Statement dated July 18, 2000 (as it may be supplemented or amended from time to time, the "Purchase Offer"), and the related Letter of Transmittal and Consent (as it may be supplemented or amended from time to time, the "Letter of Transmittal and Consent," and together with the Purchase Offer, the "Corporation Tender Offer"), all of the outstanding Securities;

       WHEREAS, Section 9.02 of the Existing Indenture provides that indentures supplemental thereto may be executed and delivered by the Corporation and the Trustee for the purpose of amending the Indenture with the consent of the Holders of not less than a majority in principal amount of the Securities at the time outstanding (or in certain cases with the consent of each Holder of the Securities affected thereby);

       WHEREAS, the Holders of a majority of the principal amount of the Securities at this time outstanding have delivered to The Bank of New York as depositary (the "Depositary") for the Corporation in the Corporation Tender Offer evidences of the consents thereof to the amendments to the Existing Indenture on the terms set forth in this First Supplemental Indenture;

       WHEREAS, the Depositary has, on behalf of the Corporation, delivered to the Trustee evidences of the requisite consents of the Holders of a majority of the principal amount of the Securities at this time outstanding to amend the Existing Indenture on the terms set forth in this First Supplemental Indenture;

       WHEREAS, all other acts and proceedings necessary have been done to make this First Supplemental Indenture, when executed and delivered by the Corporation and the Trustee, the legal, valid and binding agreement of the Corporation in accordance with its terms.


       NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:



       Section 1. Confirmation of the Indenture; Definitions. Except as amended and supplemented hereby, the Existing Indenture is hereby confirmed and reaffirmed in all particulars. Anything in the Existing Indenture or herein to the contrary notwithstanding, all recitals, definitions and provisions contained in this First Supplemental Indenture shall take precedence over the recitals, definitions and provisions of the Existing Indenture to the extent of any conflict between the two. Unless otherwise defined herein, terms defined in the Existing Indenture and used herein shall have the meanings given to them in the Existing Indenture.


       Section 2. Amendment of Section 5.01 of Article 5. From and as of the Operational Time, Section 5.01 of the Indenture shall be amended to read in its entirety as follows:

       "[Intentionally Omitted.]"


       Section 3. Amendment of Section 11.14 of Article 11. From and as of the Operational Time, the first paragraph of Section 11.14 of the Indenture shall be amended to read in its entirety as follows:

       If the Corporation shall consolidate with or merge into, or convey, transfer or lease all or substantially all its assets to, another person, or is a party to a merger or binding share exchange which reclassifies or changes its outstanding Common Stock, the person obligated to deliver securities, cash or other assets upon conversion of Securities shall enter into a supplemental indenture. If the issuer of securities deliverable upon conversion of Securities is an Affiliate of the Corporation, that issuer shall join in the supplemental indenture.


       Section 4. Conditions to Effectiveness of First Supplemental
Indenture and to Operation of Amendments Made Hereby. This First Supplemental Indenture shall become effective immediately upon its execution by the Trustee and the Corporation (the "Effective Time"), provided, however, the amendments effected by Sections 2 through and including Section 3 of this First Supplemental Indenture shall only become operational at such time (the "Operational Time") as validly tendered Securities are purchased by or on behalf of the Corporation pursuant to the Corporation Tender Offer.


       Section 5. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.


       Section 6. Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.


       Section 7. Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.


                                    2

       IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

                                   THE CORPORATION:

                                   SHONEY'S, INC.
ATTEST:

/s/ Richard D. Schafstall          By: /s/ David L. Gilbert
----------------------------          ----------------------------

Title:  Secretary                  Title: Executive Vice President



                                   THE TRUSTEE:

                                   THE BANK OF NEW YORK
ATTEST:

/s/                                By: /s/ Mary LaGumina
----------------------------           ----------------------------

Title:  Vice President             Title:  Vice President